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Exhibit 10.14

Execution Copy

TRANSITION AGREEMENT

        THIS TRANSITION AGREEMENT (hereinafter, "Transition Agreement" or "Agreement") is made as of the 14th day of June, 2006 (the "Effective Date") by and between SunTrust Bank, a Georgia banking corporation, as successor-in-interest to National Bank of Commerce ("STB"), and Nuestra Tarjeta de Servicios, Inc. ("NTS")(STB and NTS are referred to sometimes hereinafter as the "parties" or separately as a "party").

        IN CONSIDERATION of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, it is agreed by STB and NTS as follows:

        1.    Payments by STB to NTS.    STB shall pay to NTS, as consideration for this Transition Agreement, up to Two Million Dollars and No Cents ($2,000,000.00), subject to the terms and conditions of this Agreement, consisting of an Initial Payment and a Completion Payment (if earned), as follows:

          (a)   Initial Payment.  STB shall pay NTS the sum of Five Hundred Thousand and No Cents ($500,000.00) and comply with Section 7(d) hereunder (the "Initial Payment") within five (5) Business Days of NTS' satisfaction in all respects of the Initial Payment Conditions.

          (b)   Completion Payment.  STB shall pay NTS an additional sum of up to One Million Five Hundred Thousand Dollars and No Cents ($1,500,000.00) (the "Completion Payment") in accordance with Sections 3 and 5 of this Agreement within five (5) Business Days of NTS' satisfaction in all respects of the Completion Payment Conditions.

          (c)   The Initial Payment and the Completion Payment (if earned) shall be in addition to the payments required by Section 5 or Section 6 upon Deconversion or Consolidation.

          (d)   STB's liability under this Agreement shall be limited to the Initial Payment and the Completion Payment (if and to the extent earned by NTS in accordance with the terms and conditions of this Agreement). Nothing in this Agreement, the Marketing Agreement (as defined in Section 4 below), or otherwise shall be construed to obligate STB to provide any further compensation with respect to NTS' business, customers, El Banco deposit accounts, or El Banco loan accounts, except as expressly provided in this Agreement.

        2.    Initial Payment Conditions.    STB's obligation to pay the Initial Payment to NTS shall be conditioned upon the following:

  a.
  the board of directors of NTS shall have authorized and approved this Transition Agreement and the Initial Release and all performance by NTS of the transactions contemplated by this Transition Agreement (including the Supplemental Release), and NTS shall have provided a signed, written certificate of its corporate Secretary attesting to such fact to STB no later than June 14, 2006;

  b.
  the initial mutual release in the form of Exhibit A attached hereto, which shall become effective upon execution and delivery by the other party thereto and payment by STB of the Initial Payment (the "Initial Release"), shall have been executed by an authorized officer of NTS on behalf of NTS, and delivered to STB, no later than June 14, 2006;

  c.
  NTS shall have delivered to STB a certificate of its President dated the Effective Date certifying to the fulfillment by NTS of all of the foregoing conditions; (subsections (a) through (c) collectively, the "Initial Payment Conditions").

        3.    Completion Payment Conditions.    STB's obligation to pay the Completion Payment to NTS shall be conditioned upon the following:

  a.
  NTS shall have satisfied the Initial Payment Conditions on or before June 14, 2006;

  b.
  the supplemental mutual release in the form of Exhibit B attached hereto, which shall be dated as of the Termination Date and which shall become effective upon execution and delivery by the other party thereto and payment by STB of the Completion Payment (the "Supplemental Release"), shall be executed by an authorized officer of NTS on behalf of NTS and delivered to STB no later than the Termination Date;

  c.
  on the Termination Date, no action, suit or proceeding shall be pending or threatened against either party which might materially and adversely affect the transactions contemplated by this Agreement;

  d.
  NTS shall have executed and delivered the agreements and instruments described in Sections 5 or 6 hereof and to which NTS is a party;

  e.
  The parties shall have effected and completed an Electronic Deconversion or Consolidation on terms and conditions consistent with this Agreement, including but not limited to the notice requirements of Section 5(b) or Section 6(b) as applicable, no later than the Termination Date or such earlier date shown on Exhibits C or D, respectively (for the sake of clarity, no Completion Payment shall be earned upon completion of Manual Deconversion); and

  f.
  NTS shall have paid to STB the net amounts required by Sections 5 or 6 of this Transition Agreement with respect to the assumption of the Customer Deposit Accounts and (if applicable) the purchase of Customer Loan Accounts by NTS (subsections (a) through (f) collectively, the "Completion Payment Conditions").

        4.    Effect on Marketing Agreement.    The parties' rights and obligations under that certain Bank Lease and Marketing Agreement dated as of December 6, 2003 between NTS and National Bank of Commerce, as predecessor to STB, (the "Marketing Agreement") shall continue except as modified by this Agreement, but shall terminate upon the earlier of (a) NTS' satisfaction of the Completion Payment Conditions (or completion of a Manual Deconversion in accordance with Section 5(g) of this Agreement) and (b) 4:00 p.m. Atlanta time on Friday, July 15, 2007, except for (i) the obligation of either NTS or STB to pay amounts due with respect to any period prior to the Termination Date arising under Section 6 of the Marketing Agreement, (ii) the confidentiality obligations of NTS and STB under Section 8.2 of the Marketing Agreement, (iii) the customer non-solicitation obligations STB under Section 9.2 of the Marketing Agreement, (iv) the indemnification rights and obligations of NTS and STB under Section 11 of the Marketing Agreement, each of which shall continue as expressly provided therein and as amended and restated in Exhibit E attached hereto; except that claims in existence on the Effective Date shall be released when the Initial Release becomes effective; and except that claims in existence on the Termination Date shall be deemed released when the Supplemental Release becomes effective. For the sake of clarity, the provisions of Sections 5 and 6 of this Agreement are intended to expressly supersede the provisions of Section 7.4 and any other contrary provisions of the Marketing Agreement.

        5.    Deconversion.    On or before January 26, 2007, NTS shall have the right to pursue an Electronic Deconversion at its sole expense subject to the terms and conditions of this Agreement. In the event that NTS does not satisfy the Deconversion Conditions on or before January 26, 2007 but ultimately satisfies the conditions in Sections 5(g)(i)(A), 5(g)(i)(B), 5(g)(i)(C), and 5(g)(i)(D) (the "Manual Deconversion Conditions") on or before February 20, 2007, then NTS shall have the right to pursue Manual Deconversion at its sole expense subject to the terms and conditions of this Agreement.

          (a)   NTS shall have no right to pursue Electronic Deconversion, or to earn the Completion Payment as a result of Deconversion, unless all of the Deconversion Conditions are satisfied on or before January 26, 2007, and if the Deconversion Conditions are not satisfied by such date, and if the Manual Deconversion Conditions are not satisfied by 4:00 p.m. on February 20, 2007, then the parties shall thereafter use their good faith efforts to effect Consolidation as soon as practicable.

          (b)   Conditions to NTS' Right to Pursue Deconversion. NTS' right to pursue Electronic Deconversion, and any STB obligation to assist NTS in the Deconversion process, shall be subject to the timely fulfillment of each of the following conditions:

      i.
      Each applicable regulator shall have approved, no later than January 26, 2007, NTS' application or applications for the direct or indirect acquisition of NBG and the assumption by NBG of the Customer Deposit Accounts, and no other necessary regulatory approvals shall be pending;

      ii.
      NTS shall have completed its acquisition of NBG no later than January 26, 2007;

      iii.
      NTS shall have notified STB in writing, prior to the relevant deadline set forth on Exhibit C attached hereto, of NTS' election to pursue Deconversion (with the actual dates of Deconversion to be determined by STB in accordance with Section 5(d) of this Agreement). For the sake of clarity, Exhibit C requires in all circumstances:

      (A)
      actual Deconversion to be effected only during one of the six weekends determined by STB and set forth on Exhibit C when STB resources will be available;

      (B)
      90 days' written notice prior to the actual dates of Deconversion (except with respect to the weekend of April 13-15, for which 77 days' notice will suffice); and

      (C)
      actual Deconversion completed on or before February 18, 2007 in order to earn as a result of Deconversion a $1,500,000 Completion Payment, or before March 25, 2007 in order to earn a $750,000 Completion Payment; and

      (D)
      If NTS requests a Deconversion Date after March, 2007, or otherwise fails to complete Deconversion prior to March 25, 2007, STB shall have no obligation to make a Completion Payment.

      iv.
      NTS shall have delivered to STB a certificate of its President certifying that NTS has fulfilled or satisfied all of the foregoing conditions, together with evidence of the satisfaction of any of the foregoing conditions reasonably requested by STB; (subsections (i) through (iv) collectively, the "Deconversion Conditions").

          (c)   The amount of the Completion Payment earned upon Electronic Deconversion shall be determined based upon the actual date on which Electronic Deconversion is completed, consistent with Section 5(d) and Exhibit C.

          (d)   The actual dates of Electronic Deconversion shall be one of the six weekends (Friday afternoon through Sunday) set forth on Exhibit C which meet the notice requirement of Section 5(b)(iii). STB shall have the right to choose the actual weekend of Electronic Deconversion in the event that more than one of the weekends on Exhibit C meet the notice requirement of Section 5(b)(iii), and shall promptly communicate its choice to NTS. The amount of any Completion Payment earned by NTS as a result of Deconversion shall not be reduced solely by STB's exercise of its rights in the foregoing sentence if NTS' notice of Deconversion was adequate to allow Deconversion on an earlier date for which a greater Completion Payment might be earned.

          (e)   Subject to Section 5(g) below, in the event that NTS fails to timely satisfy the Deconversion Conditions, then, notwithstanding Section 7.4 of the Marketing Agreement, upon written notice of such from STB to NTS, the parties shall be obligated to diligently pursue Consolidation, and the parties shall cooperate with each other to effectuate a Consolidation, consistent with the terms and conditions of this Agreement as promptly as practicable.

          (f)    If NTS elects to pursue Deconversion and satisfies all of the Deconversion Conditions prior to January 26, 2007, and is not then in material breach of this Agreement (or such breach is cured prior to January 26, 2007), then STB shall assist NTS in transferring the Customer Deposit Accounts and/or the Customer Loan Accounts from the computer equipment, software and related equipment used by STB or its designee to NTS subject to the terms and conditions of this Agreement.

      i.
      Coordination.  The parties shall agree on a Deconversion plan which shall contemplate a transfer of the Customer Deposit Accounts and/or the Customer Loan Accounts purchased by NTS or a bank-chartered designee of NTS no later than April 13-15 and as promptly as practicable after the satisfaction of the Deconversion Conditions and the receipt of all necessary regulatory approvals. Representatives of NTS and STB shall meet periodically to create, revise, and implement such plan.

      ii.
      Timing.  STB shall select the actual dates of Electronic Deconversion consistent with Section 5(d) of this Agreement (the "Deconversion Date").

      iii.
      Processing During Transition Period; Back Office Conversion and Expenses.  STB agrees to continue to process the Customer Deposit Accounts and service the Customer Loan Accounts until the earlier of Deconversion or the Termination Date. STB and NTS shall cooperate with each other (consistent with their internal day-to-day operations) to cause STB to transfer to NTS or a bank-chartered designee of NTS in a timely and orderly manner data and information concerning the Customer Loan Accounts purchased by NTS or a bank-chartered designee of NTS and the Customer Deposits Accounts, which are maintained on STB's data processing systems so that NTS can incorporate such information into the data processing system of NTS or a bank-chartered designee of NTS no later than the opening of business on the Business Day following the Deconversion Date. STB agrees to honor all ACH and paper items for a period of ninety (90) days following the Deconversion Date. If NTS requests STB to honor ACH and paper items for longer period of time, NTS agrees to pay a per item fee of $.50 for each ACH or paper item after ninety (90) days.

      iv.
      Deposits.  NTS or its bank-chartered designee shall assume from STB all of the deposits of El Banco customers in existence on the Deconversion Date by executing and delivering an assignment and assumption agreement in form and substance reasonably satisfactory to the parties. Simultaneously with NTS' assumption of the deposits, STB shall pay NTS an amount equal to the aggregate deposit liability assumed by El Banco, and NTS shall assume such deposits and provide evidence thereof to STB as STB shall reasonably request.

      v.
      Loans.  NTS acknowledges that STB funded all loans made to El Banco customers when made. Therefore, notwithstanding anything to the contrary in the Marketing Agreement, upon Deconversion, NTS shall have the right to acquire title to all (but not less than all) of the Customer Loan Accounts in existence on the Deconversion Date for their par value (outstanding principal and accrued interest balance on the date of sale of all of the Customer Loan Accounts) plus $10.00, which par value and $10.00 shall be paid in immediately available funds on the date the loan are sold.

        NTS shall exercise such right by providing notice of its exercise no later than the date it provided notice to STB of its intent to pursue Deconversion in accordance with this Agreement. Because STB relies on an third-party vendor for the processing of the Customer Loan Accounts, STB shall not be in breach of its obligations under this Section 5(f)(v) provided that STB causes such loans to be sold no later than 150 days after the date NTS provided notice of Deconversion or within 60 days after the actual date of Deconversion. The foregoing provision is intended to expressly supersede Section 7.4 and any other contrary provision of the Marketing Agreement.

      vi.
      [intentionally omitted]

      vii.
      Vault Cash.  The parties acknowledge that the vault cash is the property of STB and STB shall be entitled to remove the vault cash from the El Banco Branches without the payment of further consideration.

      viii.
      Equipment.  STB shall have the right to access the El Banco Branches and remove its equipment, images, software, proprietary or customer data, and any other STB materials or property, including any materials or property bearing STB trademarks or service marks. STB shall have no obligation to purchase any such equipment from, or to sell any such equipment to, NTS. STB shall have the right to terminate any telecommunication service which it provides to NTS upon the earlier of the Deconversion Date or the Termination Date. Notwithstanding the foregoing, prior to the Termination Date, STB shall not remove any of the foregoing items if the effect of such removal shall limit or prevent NTS from engaging in its operations under the Marketing Agreement.

      ix.
      [intentionally omitted]

      x.
      Branches and Customer Transition.  Except as provided in Section 6, to the extent that the current El Banco Branches will not become branches of the Bank-chartered designee, STB shall be authorized to provide all notices and filings necessary or desirable to close the El Banco Branches as STB branches in a manner not inconsistent with this Agreement effective upon the Deconversion Date. NTS shall cooperate with and assist STB in transitioning customers, including seeking or any required regulatory approvals or providing notices as requested by STB. Upon Deconversion, STB shall have no obligation to keep any El Banco Branch open, retain any NTS/El Banco employees, or to conduct business from the El Banco Branches. NTS or its bank-chartered designee shall assume all obligations under existing leases for the property or equipment from which the El Banco Branches are presently conducted.

      xi.
      Customer Records and Information.  On the Deconversion Date or such earlier date consistent with the Deconversion Plan, STB shall provide NTS with all records and information related to the Customer Deposit Accounts assumed by NTS and, if applicable, the Customer Loan Accounts purchased by NTS. Notwithstanding the foregoing, STB shall not be required to transfer to NTS, or to any other entity, any customer relationship or other information to the extent such information does not relate to a Customer Deposit Account assumed by NTS or a Customer Loan Account purchased by NTS. Notwithstanding the completion of the Deconversion, STB shall have the right to retain copies of records relating to Customer Deposit Account assumed by NTS or a Customer Loan Account purchased by NTS in a format which shall enable STB to retrieve such information in a timely manner to respond to requests from customers, to subpoenas, and to requests from its regulators.

      xii.
      Excluded Businesses.  Nothing in this Agreement shall be construed to create an obligation on the part of NTS to sell, or on the part of STB to purchase or make any payment whatsoever in respect of, NTS' existing or contemplated business consisting of non-bank services including but not limited to check cashing, location/property leases, etc. (the "Excluded Business").

      xiii.
      Settlement.  Nothing in this Agreement shall be construed to waive NTS' right to the net monthly settlement amounts under Section 6 of the Marketing Agreement pending on the Termination Date.

          (g)   Manual Deconversion.

      i.
      On the weekend of April 13-15, 2007, NTS shall have a right to implement a Manual Deconversion if:

      (A)
      each applicable regulator shall have approved, no later than February 20, 2007, NTS' application or applications for the direct or indirect acquisition of NBG and the assumption by NBG of the Customer Deposit Accounts and, if applicable, the Customer Loan Accounts, and no other necessary regulatory approvals are pending;

      (B)
      NTS has completed its acquisition of NBG no later than February 20, 2007;

      (C)
      NTS has provided STB with written notice of its election to pursue a Manual Deconversion no later than 4:00 p.m., Atlanta time, on February 20, 2007, and such notice is not inconsistent with any other notice provided by NTS to STB; and

      (D)
      NTS shall have delivered to STB a certificate of its President certifying that NTS has fulfilled or satisfied all of the foregoing conditions, together with evidence of the satisfaction of any of the foregoing conditions reasonably requested by STB.

      ii.
      The Manual Deconversion, which will involve the transfer of El Banco Branch Office Accounts from STB to NTS's Bank-chartered designee without an account closure in a manner transparent to customers to the same extent as an Electronic Deconversion, will be conducted by NTS employees based upon paper copies of customer lists and account information as of the close of business on April 13, 2007 provided to NTS by STB as soon as practicable thereafter.

      iii.
      If NTS pursues Manual Deconversion, the relevant provisions of Section 5(f) above shall be applicable.

      iv.
      Notwithstanding anything to the contrary, in no event shall NTS be entitled to a Completion Payment upon completion of Manual Deconversion.

        6.    Consolidation.

          (a)   Notice of Declination of Purchase.  NTS shall notify STB in writing if for any reason NTS affirmatively declines to pursue or will be unable to timely complete Deconversion.

          (b)   Notice of Consolidation and Amount of Completion Payment.  In order to earn the Completion Payment as a result of Consolidation, NTS shall provide STB at least 97 days' written notice prior to the actual date of Consolidation (except to the extent provided in Section 6(d). For the sake of clarity, Exhibit D requires in all circumstances:

      (i)
      actual Consolidation to be effected only on the weekends set forth on Exhibit D when STB resources will be available;

      (ii)
      97 days' written notice prior to the actual dates of Consolidation;

      (iii)
      actual Consolidation completed on or before February 4, 2007 in order to earn a $1,500,000 Completion Payment as a result of Consolidation, or before March 25, 2007 in order to earn a $750,000 Completion Payment as a result of Consolidation; and

      (iv)
      STB shall have no obligation to make a Completion Payment if Consolidation is completed after March 25, 2007.

          (c)   The amount of the Completion Payment earned upon Consolidation shall be determined based upon the actual date on which Consolidation is completed, consistent with Section 6(d) and Exhibit D.

          (d)   STB shall choose the actual date of Consolidation, which shall be a weekend (Friday afternoon through Sunday). STB shall be limited to weekends at least 97 days but which begin no more than 104 days after NTS' notice of Consolidation is deemed given (except that STB may choose a weekend which beings as much as 111 days after NTS' notice of Consolidation is deemed given if NTS' notice of Consolidation is deemed given prior to October 16, 2006). The amount of any Completion Payment earned by NTS as a result of Consolidation shall not be reduced solely by STB's exercise of its rights in the foregoing sentence to defer by up to 14 days the actual date of Consolidation. With respect to Consolidations occurring after March 25, 2007, and for which no Completion Payment may be earned, STB shall be permitted to select any weekend for Consolidation subject to applicable regulatory requirements pertaining to notice to affected depositors.

          (e)   Mandatory Consolidation.  Notwithstanding Section 7.4 of the Marketing Agreement, in the event that (i) NTS notifies STB of its decision not to pursue or inability to timely complete Deconversion, (ii) NTS fails to timely satisfy the Deconversion Conditions, or (iii) NTS materially breaches this Agreement (and such breach is not cured prior to January 26, 2007), then the parties shall promptly and diligently pursue Consolidation of the Customer Loan Accounts and Customer Deposit Accounts (and in any such event NTS shall have no further claim to purchase such accounts or to pursue Deconversion) including taking the following actions on or before the Termination Date:

      i.
      Coordination.  The parties shall agree on a Consolidation plan which shall contemplate STB's retention of the Customer Deposit Accounts and the Customer Loan Accounts, a release and waiver of any claim of ownership by NTS of the Customer Deposit Accounts and the Customer Loan Accounts, and the termination of banking services at the El Banco Branches, no later than the Termination Date and as promptly as practicable. Representatives of NTS and STB shall meet periodically to create, revise, and implement such plan.

      ii.
      Timing.  STB shall select the actual dates of Consolidation consistent with Section 6(c) of this Agreement (the "Consolidation Date").

      iii.
      Deposits.  STB shall retain, and NTS shall assign and transfer all of its right, title and interest in and to, the Customer Deposit Accounts of El Banco Branch customers in existence on the Consolidation Date. NTS acknowledges that after the Consolidation Date no further payment shall be due from STB to NTS with respect to such Customer Deposit Accounts.

      iv.
      Loans.  STB shall retain title to and NTS shall assign and transfer all of its right, title and interest in and to, the Customer Loan Accounts of El Banco Branch customers in existence on the Consolidation Date. NTS acknowledges that STB funded these loans when made and, therefore, upon Consolidation no further payment shall be due from STB to NTS with respect to such loans.

      v.
      Vault Cash.  The parties acknowledge that the vault cash is the property of STB and STB shall be entitled to remove the vault cash from any El Banco Branch without the payment of further consideration.

      vi.
      Physical Locations and Equipment.  STB shall have the right to access the El Banco Branches and remove its equipment, images, software, proprietary or customer data, and any other STB materials or property, including any materials or property bearing STB trademarks or service marks. STB shall have no obligation to purchase any such equipment from, or to sell any such equipment to, NTS. STB shall have the right to terminate any telecommunication service which it provides to NTS effective upon the Consolidation Date. Notwithstanding the foregoing, prior to the Termination Date, STB shall not remove any of the foregoing items if the effect of such removal shall limit or prevent NTS from engaging in its operations under the Marketing Agreement.

      vii.
      [intentionally omitted]

      viii.
      Branches and Customer Transition.  STB shall be authorized to provide all notices and filings necessary or desirable to close the El Banco Branches as STB branches effective in a manner not inconsistent with this Agreement upon the Consolidation Date, and STB shall provide contemporaneous copies of such to NTS. NTS shall cooperate with and assist STB in transitioning customers, including seeking or any required regulatory approvals or providing notices as requested by STB. Upon Consolidation, STB shall have no obligation to keep any El Banco Branch open, retain any NTS/El Banco employees, or to conduct business from the El Banco Branches. NTS shall assume all obligations under existing leases for the property or equipment from which the El Banco Branches are presently conducted.

      ix.
      Customer Records and Information.  STB shall retain customer data to the extent such data relates to any Customer Deposit Accounts or Customer Loan Accounts retained or transferred to STB. NTS agrees to (1) cooperate and supplement such data relating to Customer Deposit Accounts and Customer Loan Accounts as needed, (2) comply in all respects with all applicable bank and consumer privacy laws, including but not limited to the Gramm Leach Bliley Act, for a period of at least seven years following the Termination Date or such longer period as required by Applicable Law. NTS shall return or destroy all other non-public customer data of any kind.

      x.
      Excluded Businesses.  Nothing in this Agreement shall be construed to create an obligation on the part of NTS to sell, or on the part of STB to purchase or make any payment whatsoever in respect of, the Excluded Business.

      xi.
      Settlement.  Nothing in this Agreement shall be construed to waive NTS' right to the net monthly settlement amounts under Section 6 of the Marketing Agreement pending on the Termination Date.

        7.    Covenants and Agreements.    Recognizing that from the Effective Date through the earlier of the Deconversion Date, the Consolidation Date, or the Termination Date (the "Transition Period"), the parties will continue performance of the Marketing Agreement (as modified herein), the parties agree that they will perform their respective duties and obligations in good faith. Furthermore, the parties agree that they will cooperate with one another in preparing for an orderly termination of their relationship. As part of the consideration for this Transition Agreement, NTS agrees that it will perform fully those "Transition Requirements" which are set forth hereinafter.

          (a)   [intentionally omitted]

          (b)   Regulatory Approvals.  NTS shall prepare and file, as soon as practicable, all applications, as required by law, to the appropriate federal and/or state regulatory authorities for approval to effect the transactions contemplated by this Agreement and shall use its good faith and best efforts to obtain such approvals prior to the Termination Date. The Parties agree to cooperate in obtaining any regulatory approval and/or providing notices to affected customers with respect to the transactions contemplated by this Agreement. NTS shall notify STB promptly of any significant development with respect to any application it files under this Section. NTS also shall provide STB with a copy of any regulatory approval it receives under this Section, promptly after NTS's receipt of the same. The parties hereby agree that, upon receipt of any material written correspondence from or to any regulatory body in connection with the transactions contemplated by this Agreement such party will forward all such written regulatory correspondence (except for any confidential portions thereof) to the other party within five (5) Business Days of receipt.

          (c)   Cooperation and Further Assurances.  Each of the parties agrees to fully cooperate and coordinate with the other party, and to direct any third-party data processing or other providers to cooperate and coordinate, to effect the transactions contemplated by this Agreement in a manner that is not inconvenient to customers of the El Banco Branches or disruptive to the services offered by the El Banco Branches to such customers, and that enables the smooth transition of the El Banco Branches and their operations as contemplated by Section 5 from STB to NTS or from NTS to STB as contemplated by Section 6 without unnecessary delay or expense, including, without limitation, cooperating and coordinating to: (i) effect such mailings or other distributions to customers of the El Banco Branches, including, without limitation, any notices to customers of the El Banco Branches, and any final or other statements, as may be required by applicable law or regulations or as the parties shall mutually agree, and as appropriate, to share the costs of and/or combine such mailings; (ii) effect any mailings or notifications to third parties, including, without limitation, notices to third-party processors and ACH service providers; and (iii) complete all necessary data, data processing and other systems conversions in a timely manner. The parties hereto agree to cooperate fully with one another and to execute all supplementary documents and to take all individual actions which may become necessary or appropriate to give full force and effect to the basic terms and interest of this Transition Agreement.

          (d)   Repurchase of STB Investment.  As part of the Initial Payment, STB shall sell and NTS shall purchase all capital stock, options, and warrants of NTS held by STB and its subsidiaries (including National Commerce Bank Services, Inc.) for an aggregate purchase price of $10.00, and all rights and obligations of STB and its affiliates under the Shareholders Agreement and the various option and warrant agreements by and among NTS and STB as successor to National Commerce Bank Services, Inc. ("NCBS") shall terminate upon the Effective Date.

        8.    Public Announcements.    From the Effective Date, and for a period of one (1) year from the Termination Date, each party shall refrain from, and shall cause its officers, directors, affiliates, agents and other representatives to refrain from, disparaging the other party and/or its respective officers, directors, shareholders, agents and other representatives. Except as contemplated by Sections 5 (Deconversion) and 6 (Consolidation) with respect to notices to customers and regulators, from the Effective Date and for a period of five (5) years following the Termination Date, and except as otherwise required by law or the rules of any securities exchange or banking regulator, neither party shall make any public announcement, press release or similar publicity with respect to this Agreement, any aspect of the past or present relationship of the parties, or the transactions contemplated by this Agreement, except with the consent of the other party.

        9.    Mutual Releases.

          (a)   Upon payment of the Initial Payment by STB to NTS, NTS shall execute and deliver the Initial Release in the form of Exhibit A attached hereto, which shall become effective upon execution and delivery of a counterpart Initial Release by STB.

          (b)   On the Termination Date, provided that STB has paid to NTS the Completion Payment (if and to the extent required by Section 3 of this Agreement) and the net amounts payable to NTS pursuant to Section 5(d)(iv)(assumption of deposit liabilities by NTS), and Section 5(d)(v)(sale of loans to NTS), as applicable, NTS shall execute and deliver the Supplemental Release in the form of Exhibit B attached hereto, which shall become effective upon execution and delivery of a counterpart Supplemental Release by STB.

        10.    [intentionally omitted]

        11.    [intentionally omitted]

        12.    NTS Events of Default.

          (a)   The occurrence of any one or more of the following events will constitute a default by NTS hereunder (hereinafter referred to as an "Event of Default"): (i) NTS fails to perform in all material respects or materially breaches any covenant, agreement, representation or warranty in this Agreement and such breach is not cured within ten days after notice of such breach from STB; or (ii) if any proceeding is instituted by or against NTS alleging that NTS is insolvent, unable to pay its debts as they mature, or not generally paying its debts as such debts become due, or if any proceeding is initiated by or instituted against NTS under the Federal Bankruptcy Code or any successor statute, or which seeks the appointment of a receiver or trustee for all or any portion of NTS' property or assets, or which affects the rights of creditors generally.

          (b)   Upon the occurrence of an Event of Default, (i) STB shall have the right to elect to pursue Consolidation in accordance with Section 6, regardless of whether the conditions to Deconversion have been met or any efforts previously undertaken by the parties to accomplish a Deconversion, by giving NTS notice thereof within 30 days after the occurrence of an Event of Default, and (ii) all other obligations of STB under this Transition Agreement and the Marketing Agreement, whether monetary or otherwise, shall automatically terminate, and If STB so elects to pursue Consolidation after the occurrence of an Event of Default, then (i) NTS shall fulfill its obligations with respect thereto as provided in Section 6; and (ii) NTS hereby constitutes and appoints STB as NTS' true and lawful attorney-in-fact, with full power of substitution, in NTS' name and stead, by, on behalf of, and for the benefit of STB, to take any and all actions and to execute any and all agreements, instruments or documents which STB may deem necessary or appropriate to accomplish a Consolidation following an Event of Default, including but not limited to providing notice to applicable regulators and to customers of the El Banco Branches. NTS hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by NTS.

        13.    [intentionally omitted]

        14.    Miscellaneous.

          (a)   Defined Terms.  All terms, parenthetical or otherwise, which are defined herein, shall be construed to apply to and to have the same meaning when used in the Initial Release and/or the Supplemental Release provided for under this Transition Agreement.

          (b)   Rights Not Exclusive.  No right or remedy of either party provided hereby shall be exclusive of any other right or remedy.

          (c)   Expenses.  Except as otherwise provided in this Agreement, each party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement. All transfer taxes, if any, shall be borne and paid by NTS, and NTS shall file all necessary returns and other documentation with respect to such taxes.

          (d)   Notices.  All notices, elections, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party (a) on the date of delivery or refusal of delivery if delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) when sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) on the date of receipt or refusal by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

If to NTS: Nuestra Tarjeta de Servicios, Inc. 10485 Alpharetta Street Roswell, GA 30375 Attention: Drew W. Edwards Fax: (954) 212-6224	If to STB: SunTrust Bank Mail Code GA-Atlanta-0643 303 Peachtree Street, NE, Suite 3600 Atlanta, GA 30308 Attention: General Counsel Fax: (404) 230-5387
With a copy to: Nelson, Mullins, Riley & Scarborough, LLP Poinsett Plaza, Suite 900 104 South Main St. Greenville, SC 29601-2122 Attention: Neil E. Grayson, Esq. Fax: (864) 250-2359	With a copy to: SunTrust Bank Mail Code GA-Atlanta-0617 303 Peachtree Street, NE, Suite 500 Atlanta, GA 30308 Attention: Richard Blumberg Fax: (404) 214-8632

          (e)   Enforcement of Agreement.  Each of the parties acknowledges and agrees that a party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

          (f)    Waiver; Remedies Cumulative.  Except as set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party entitled to the claim or right; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          (g)   Entire Agreement and Modification.  This Agreement (together with the Releases, the Marketing Agreement (as amended by this Agreement), the certificates of NTS' corporate secretary and NTS' president delivered to SunTrust pursuant to Section 2 and Section 5 of this Agreement, and any instrument of transfer or assumption delivered in connection with this Agreement) supersedes all prior negotiations, correspondence, understandings, communications, and agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the other documents delivered pursuant to this Agreement and the Marketing Agreement (as amended by this Agreement)) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

          (h)   Assignments, Successors and No Third-party Rights.  Neither party may assign its rights or delegate its duties under this Agreement or the Marketing Agreement without the express written consent of the other party. This Transition Agreement shall be binding on and shall inure to the benefit of the parties hereto and their and permitted successors and assigns. Nothing in this Transition Agreement is intended or shall be construed to grant any other person or entity not a party to this Transition Agreement any right, remedy, or claim under or by reason of this Transition Agreement.

          (i)    Severability.  If any provision of this Agreement is held invalid or unenforceable by any court or arbitrator of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect and may be enforced in accordance with the provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          (j)    Alternative Dispute Resolution.  In the event of any controversy arising out of or relating to this Agreement or any other document executed in connection with this Agreement or the transactions contemplated by this Agreement, or any breach thereof, the dispute shall be submitted to binding arbitration to be conducted in Atlanta, Georgia. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), as modified by any other instructions that the parties may agree upon at the time. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail. The governing law for the arbitration shall be the law of the State of Georgia without regard to its conflicts-of-laws principles that would require the application of the law of any other State. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies. Such arbitration shall be initiated by any party by notifying the other party in writing and filing a demand with the American Arbitration Association. The arbitration shall be heard by a panel of three (3) arbitrators selected in accordance with the Rules, unless the parties agree otherwise. The party requesting the arbitration shall promptly notify the arbitrators in writing of their selection, who shall then hold a hearing(s) as required by the Rules. Reasonable discovery, including depositions, shall be permitted. Discovery issues shall be decided by the arbitrators. Post-hearing briefs shall be permitted. The arbitrators shall render a decision after the conclusion of the hearing(s) in accordance with the Rules. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All costs of arbitration, including fees for such arbitrators, will be divided equally between the parties, except that attorney fees shall be allocated by the arbitrators as set forth in Section 14(n) below.

          (k)   Interpretation and Construction.  Time is of the essence of this Agreement. This Agreement will be governed by and construed under the laws of the State of Georgia without regard to its conflicts-of-laws principles that would require the application of the law of any other State. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

          (l)    Jurisdiction; Service of Process.  Any claim, suit or other proceeding, arising out of or relating to this Agreement or any transaction contemplated by this Agreement, not required by Section 14(j) to be arbitrated, may be brought in the courts in and for Fulton County, Georgia or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties irrevocably submits to the non-exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, and agrees that all claims in respect of the proceeding may be heard and determined in any such court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

          (m)  Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          (n)   Attorney Fees.  If any action, at law or in equity, or arbitration or mediation, including an action for declaratory relief, is brought to enforce or interpret this contract, the prevailing party shall be entitled to recover reasonable attorneys' fees from the party not prevailing, including fees at any arbitration, trial, or appellate proceeding, in addition to any other relief that may be awarded or obtained.

          (o)   Definitions.

      (i)
      "NBG" means the National Bank of Gainesville, N.A.

      (ii)
      "Consolidation" means the retention by STB of the Customer Deposit Accounts and the Customer Loan Accounts, and the transition of customers from El Banco Branches to STB branches, pursuant to Section 6 of this Agreement, notwithstanding Section 7.4 of the Marketing Agreement.

      (iii)
      "Customer Deposit Accounts" shall mean all rights, duties, obligations and liabilities relating to the deposits of customers of the El Banco Branches (including accrued but unpaid or uncredited interest thereon and uncollected funds related thereto) and that constitute "deposits" for purposes of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813.

      (iv)
      "Customer Loan Accounts" shall mean shall mean, collectively, all rights, duties, obligations and liabilities relating to loans and other extensions of credit to customers of or otherwise in connection with the operation of the El Banco Branches, including residential mortgage loans, commercial loans, and commercial real estate loans originated at the El Banco Branches or purchased by the El Banco Branches.

      (v)
      "Deconversion" means either Electronic Deconversion or Manual Deconversion.

      (vi)
      "El Banco Branches" shall have the meaning given such term in the Marketing Agreement, but shall include the NTS call center.

      (vii)
      "Electronic Deconversion" means the purchase of the Customer Deposit Accounts and the Customer Loan Accounts pursuant to Section 5 of this Agreement, notwithstanding Section 7.4 of the Marketing Agreement, by which all Customer Deposit Accounts and (consistent with the time periods in Section 5(f)(v) and NTS' option to purchase) Customer Loan Accounts are removed from STB's data processing systems in an automated fashion pursuant to STB'S existing processes and procedures.

      (viii)
      "Manual Deconversion" means the purchase of the Customer Deposit Accounts and the Customer Loan Accounts pursuant to Section 5(g) of this Agreement, notwithstanding Section 7.4 of the Marketing Agreement, by which all Customer Deposit Accounts and (consistent with the time periods in Section 5(f)(v) and NTS' option to purchase) Customer Loan Accounts are removed from STB's data processing systems in an manually and not through an automated manner requiring the significant time and resources of STB.

      (ix)
      "Releases" means either or both of the Initial Release and the Supplemental Release.

      (x)
      "Termination Date" means the earlier of (x) NTS' satisfaction of the Completion Payment Conditions and (y) 4:00 p.m. Atlanta time on Friday, July 15, 2007.

      (xi)
      "weekend" for the purpose of this Agreement shall mean Friday, beginning at 4:00 p.m. Atlanta time, together with Saturday and Sunday.

(signatures begin on following page)

        IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the date and the year first above written.

SUNTRUST BANK
By:	/s/ RAYMOND D. FORTIN
Title:	Executive Vice President
Date:	June 14, 2006
Sworn to and Subscribed before me on this 14th day of June, 2006.

Notary Public         /s/ X

My commission expires:         May 24, 2010

NUESTRA TARJETA DE SERVICIOS, INC.
By:	/s/ DREW W. EDWARDS
Title:	Chief Executive Officer
Date:	June 14, 2006
Sworn to and Subscribed before me on this 14th day of June, 2006.

Notary Public         /s/ X

My commission expires:         March 3, 2009

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TRANSITION AGREEMENT